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Exhibit 3.2.4

FOURTH AMENDMENT TO BYLAWS OF BALLANTYNE OF OMAHA, INC.

        The Bylaws of Ballantyne of Omaha, Inc., a Delaware corporation, are hereby amended as follows:

        1.     Article V—Stock, Section 1 is hereby deleted, and replaced with the following:

ARTICLE V—STOCK

        Section 1.    Certificated and Uncertificated Stock.

        Shares of the Corporation's stock may be certificated or uncertificated, as provided under the Delaware General Corporation law. The holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, Vice Chairman of the Board, a President or a Vice President and the Treasurer or Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar, who has signed, or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may, nevertheless, be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar as of the date of issue.

        2.     Article V—Stock, Section 5 is hereby amended by adding the following:

        The Board of Directors shall adopt procedures for the registration of transfers of uncertificated securities in lieu of the procedures set forth in the Bylaws for certificated shares.

        Dated as of the 25th of April, 2007.

BALLANTYNE OF OMAHA, INC.
	By:	/s/ JOHN P. WILMERS John P. Wilmers, President
ATTEST:
/s/ KEVIN S. HERMANN Kevin S. Hermann, Secretary

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  Exhibit 3.2.4
FOURTH AMENDMENT TO BYLAWS OF BALLANTYNE OF OMAHA, INC.
ARTICLE V—STOCK